EX-35.5
(logo) WELLS FARGO

Corporate Trust Services

MAC R1204-010
9062 01d Annapolis Road
Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380


Morgan Stanley Capital I Inc.
1585 Broadway
Attn: Mortgage Backed Securities
New York, New York 10036

RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill
    Lynch Trust 2013-C8, Commercial Mortgage Pass-Through Certificates Series 2013-C8


Per the Pooling and Servicing Agreement dated as of February 1, 2013 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2013 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


March 10, 2014


/s/ Brian Smith
BRIAN SMITH
Vice President


Wells Fargo Bank, N.A.